Exhibit 99.1

RE/MAX Holdings Reports Third Quarter 2015 Results

DENVER, Nov. 5, 2015 /PRNewswire/ --

Third Quarter 2015 Highlights
(Compared to the third quarter 2014 unless otherwise noted)

  Agent count grew by 6.0% to 103,491 agents
  Revenue grew by 2.0% to $45.1 million
  Operating Income grew by 3.5% to $20.6 million
  Adjusted EBITDA1 of $25.1 million, up 7.5%
  Adjusted EBITDA1 margin of 55.7%, up from 52.8%
  Adjusted basic and diluted earnings per share1 ("EPS") of $0.46
  Declared quarterly dividend of $0.125 per share
  Raising full-year 2015 agent count growth outlook to 5.6% to 5.8% from 5.0% to 5.5%
  Raising full-year 2015 Adjusted EBITDA margin outlook to 50.0% to 51.0% from 49.0% to 50.0%

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the third quarter ended September 30, 2015.

"Our global network of highly productive agents continues to grow, gaining nearly 5,500 agents in the first nine months of the year, our best agent growth on an absolute and percentage basis in the last ten years," stated Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX. "We continue to see positive indicators in our industry and our business even as we enter the slower part of the year for the housing market. We are raising our full-year agent growth outlook to 5.6% to 5.8% over 2014 due to our solid franchise sales results, our continued ability to attract agents to the RE/MAX network and the sustained growth of the housing market."

Third Quarter 2015 Operating Results

Agent Count

Total agent count grew by 5,844 agents to 103,491 agents or 6.0% compared to the third quarter ended September 30, 2014. In the United States ("U.S."), agent count increased by 2,598 agents to 59,779 agents or 4.5%. Agent count in U.S. Company-owned and Independent regions grew by 5.0% and 3.8%, respectively. In Canada, agent count increased by 399 agents to 19,506 agents or 2.1% compared to the prior year quarter end. Outside the U.S. and Canada, agent count increased by 2,847 agents to 24,206 agents or 13.3%. During the nine months ended September 30, 2015, the Company grew total agent count by 5,481 agents or 5.6% compared to total agent count growth of 4,419 agents or 4.7% during the same period in 2014.

Revenue

RE/MAX generated total revenue of $45.1 million for the third quarter of 2015, a 2.0% increase compared to $44.2 million in the third quarter of 2014, primarily driven by increased revenue from continuing franchise fees and broker fees, partially offset by lower brokerage revenue.

Revenue from continuing franchise fees was $18.9 million, up $0.4 million or 2.1% compared to the prior year quarter primarily due to agent count growth. Revenue growth was partially offset by a decrease in aggregate fee revenue per agent partly due to fee waivers for certain new agents associated with the Company's Momentum agent development and recruiting program that began in the fourth quarter of 2014 and the divestiture of the Caribbean and Central America regions on December 31, 2014. The strength of the U.S. dollar compared to the Canadian dollar also negatively impacted revenue from continuing franchise fees during the quarter.

Revenue from annual dues was $8.0 million, up $0.3 million or 4.1% compared to the prior year quarter primarily due to an increase in total agent count of 5,844 from the prior year quarter, of which 2,997 agents were in the U.S. and Canada.

Revenue from broker fees was $9.3 million, up $1.0 million or 12.6% compared to the prior year quarter. The increase was driven by agent count growth and increased transaction volume due in part to better market conditions.

Franchise sales and other franchise revenue was $5.6 million, up $0.2 million or 2.8% compared to the prior year quarter driven by an increase in office franchise sales in the U.S., offset by a decrease in revenue from global franchise sales.

Brokerage revenue was $3.3 million, a decrease of $1.0 million or 23.9% from the prior year quarter largely attributable to the sale of six previously owned brokerage offices to an existing RE/MAX franchisee in April 2015.

Operating Expenses

Total operating expenses were $24.5 million for the third quarter of 2015, an increase of $0.2 million or 0.7% compared to the prior year quarter. The increase was primarily due to higher selling, operating and administrative expenses which were $20.7 million, up $0.2 million or 0.8% from the prior year quarter largely due to higher personnel related costs and commissions paid in conjunction with franchise sales. Selling, operating and administrative expenses were 45.9% of revenue in the third quarter compared to 46.5% in the prior year quarter.

Net Income

Reported net income was $15.2 million for the third quarter of 2015, an increase of $1.1 million or 8.1% compared to the prior year quarter. The increase was primarily due to higher operating income and lower foreign currency transaction losses.

Adjusted net income2 was $13.9 million for the third quarter of 2015, an increase of $1.0 million or 7.9% compared to the prior year quarter. Adjusted basic and diluted EPS were both $0.46 for the third quarter of 2015, compared to $0.44 and $0.43 for the prior year quarter, respectively. The strength of the U.S. dollar compared to the Canadian dollar negatively impacted both Adjusted basic and diluted EPS by $0.03 for the third quarter of 2015.

Net income attributable to RE/MAX Holdings, Inc. was $4.8 million for the third quarter of 2015. This amount excludes net income attributable to the non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were both $0.39. Refer to Table 1 for the share counts used in the calculation of basic and diluted EPS attributable to RE/MAX Holdings, Inc. in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

The ownership structure used to calculate Adjusted basic and diluted EPS for the three months ended September 30, 2015 and 2014 assumes RE/MAX owning 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had of RMCO was 41.02% for the three months ended September 30, 2015. Refer to Table 6 for a reconciliation of Adjusted net income to net income and the share counts used in the Adjusted basic and diluted EPS calculations.

Adjusted EBITDA

Adjusted EBITDA was $25.1 million for the third quarter of 2015, up $1.7 million or 7.5% from the prior year quarter. Adjusted EBITDA margin was 55.7% for the third quarter of 2015 compared to 52.8% in the prior year quarter, driven by higher operating income and lower foreign currency transaction losses. The strength of the U.S. dollar compared to the Canadian dollar negatively impacted Adjusted EBITDA margin by approximately $1.3 million or 139 basis points for the third quarter of 2015. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Balance Sheet

As of September 30, 2015, the Company had a cash balance of $95.4 million, a decrease of $11.8 million from December 31, 2014. The cash balance reflects the aggregate payment of approximately $45 million made in April 2015 for a special dividend of $1.50 per share. The Company had $202.4 million of term loans outstanding, net of unamortized discount as of September 30, 2015, down from $211.7 million, net as of December 31, 2014.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.125 per share, which is payable on November 27, 2015 to shareholders of record at the close of business on November 13, 2015.

Outlook

Based on the Company's performance through the first nine months of this year and the sale of six of its owned brokerage offices in April of this year, RE/MAX is providing the following outlook for its fourth quarter and its full-year 2015:

Fourth Quarter 2015 Outlook:

  Revenue is estimated to decrease by 4.5% to 5.0% from fourth quarter 2014;
    Revenue would have decreased by an estimated 2.0% to 2.5% from fourth quarter 2014 if it were not for the sale of the six owned brokerage offices and the sale of the Caribbean and Central America regions;
  Selling, operating and administrative expenses are estimated to be 51.0% to 53.0% of fourth quarter 2015 revenue; and
  Adjusted EBITDA margin is estimated to be in the 48.0% to 49.0% range.

Full-Year 2015 Outlook:

  Raising full-year agent count outlook to 5.6% to 5.8% from 5.0% to 5.5% over 2014;
  Revenue is estimated to increase by 1.0% to 2.0% over 2014 (trending to the high end);
    Revenue would have increased by an estimated 3.0% to 4.0% over 2014 if it were not for the sale of the six owned brokerage offices and the sale of the Caribbean and Central America regions;
  Improving selling, operating and administrative expenses estimate to 49.0% to 51.0% from 50.0% to 52.0% of 2015 revenue;
  Increasing Adjusted EBITDA margin estimate to 50.0% to 51.0% from 49.0% to 50.0%;
  Total capital expenditures of $3.5 to $4.0 million (trending to $4.0 million)
    Includes project related capital expenditures of $2.7 to $3.0 million, up from $2.0 to $2.5 million; and
  Project related operating expenditures of approximately $2.0 million, down from $3.0 million.

The Company's 2015 outlook reflects an annualized estimated exchange rate of $0.78 U.S. for every $1.00 Canadian.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, November 6, 2015, beginning at 8:30 a.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S. 1-877-201-0168
Canada & International 1-647-788-4901

Interested parties are also able to access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the fourth quarter and full fiscal year, including expectations regarding agent count and Adjusted EBITDA margins for its fourth quarter and full fiscal year, the Company's optimism for agent recruitment and improving market conditions, as well as other statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Annual Report or Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

[1] Non-GAAP measures. See Table 5 for a reconciliation of Net income to Adjusted EBITDA. See Table 6 for a reconciliation of Net income to Adjusted net income and related calculation of Adjusted EPS. See the end of this press release for a definition of Non-GAAP measures.

[2] Non-GAAP measure. Adjusted net income measure assumes RE/MAX owns 100% of RMCO. As of September 30, 2015, RE/MAX actually owned 41.03% of RMCO. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Continuing franchise fees	$18,905	$18,523	$54,833	$54,251
Annual dues	8,010	7,697	23,687	22,846
Broker fees	9,321	8,279	24,988	21,853
Franchise sales and other franchise revenue	5,624	5,472	19,535	17,935
Brokerage revenue	3,250	4,269	10,551	11,534
Total revenue	45,110	44,240	133,594	128,419
Operating expenses:
Selling, operating and administrative expenses	20,724	20,559	65,525	65,321
Depreciation and amortization	3,765	3,767	11,384	11,517
Loss (gain) on sale or disposition of assets, net	9	-	(606)	(1)
Total operating expenses	24,498	24,326	76,303	76,837
Operating income	20,612	19,914	57,291	51,582
Other expenses, net:
Interest expense	(2,338)	(2,255)	(7,448)	(7,007)
Interest income	36	58	136	205
Foreign currency transaction losses	(201)	(811)	(1,585)	(504)
Loss on early extinguishment of debt	—	—	(94)	(178)
Equity in earnings of investees	361	265	963	394
Total other expenses, net	(2,142)	(2,743)	(8,028)	(7,090)
Income before provision for income taxes	18,470	17,171	49,263	44,492
Provision for income taxes	(3,277)	(3,116)	(8,882)	(8,130)
Net income	$15,193	$14,055	$40,381	$36,362
Less: net income attributable to non-controlling interest	10,396	9,780	27,907	25,299
Net income attributable to RE/MAX Holdings, Inc.	$4,797	$4,275	$12,474	$11,063

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.39	$0.37	$1.03	$0.95
Diluted	$0.39	$0.35	$1.01	$0.90
Weighted average shares of Class A common stock outstanding
Basic	12,333,690	11,579,669	12,127,548	11,593,738
Diluted	12,420,748	12,229,010	12,315,663	12,235,160
Cash dividends declared per share of Class A common stock	$0.1250	$0.0625	$1.8750	$0.1875

TABLE 2
RE/MAX Holdings, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands, except share and per share amounts) (Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$95,370	$107,199
Escrow cash - restricted	78	693
Accounts and notes receivable, current portion, less allowances of $4,836 and $4,495, respectively	17,948	16,641
Accounts receivable from affiliates	26	231
Income taxes receivable	321	765
Other current assets	4,424	5,237
Total current assets	118,167	130,766
Property and equipment, net of accumulated depreciation of $17,483 and $19,993, respectively	2,561	2,661
Franchise agreements, net of accumulated amortization of $97,430 and $87,330, respectively	65,331	75,505
Other intangible assets, net of accumulated amortization of $8,867 and $8,550, respectively	4,233	2,725
Goodwill	71,976	72,463
Deferred tax assets, net	64,729	66,903
Investments in equity method investees	3,852	3,693
Debt issuance costs, net	1,604	1,896
Other assets	1,932	1,715
Total assets	$334,385	$358,327
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$421	$561
Accounts payable to affiliates	1,172	1,114
Escrow liabilities	78	693
Accrued liabilities	10,765	9,380
Income taxes payable	150	189
Deferred revenue and deposits	18,294	17,142
Current portion of debt	13,362	9,460
Current portion of payable pursuant to tax receivable agreements	3,914	3,914
Other current liabilities	338	211
Total current liabilities	48,494	42,664
Debt, net of current portion	189,003	202,213
Payable pursuant to tax receivable agreements, net of current portion	63,504	63,504
Deferred tax liabilities, net	173	190
Other liabilities, net of current portion	10,431	10,473
Total liabilities	311,605	319,044
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 12,339,639 shares issued and outstanding as of September 30, 2015; 11,768,041 shares issued and outstanding as of December 31, 2014	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Additional paid-in capital	247,303	241,882
Retained earnings	2,061	12,041
Accumulated other comprehensive (loss) income	(45)	886
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	249,320	254,810
Non-controlling interest	(226,540)	(215,527)
Total stockholders' equity	22,780	39,283
Total liabilities and stockholders' equity	$334,385	$358,327

TABLE 3
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Cash Flow (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$40,381	$36,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,384	11,517
Bad debt expense	555	289
Gain on sale or disposition of assets, net	(606)	(1)
Loss on early extinguishment of debt	94	178
Equity-based compensation expense	1,098	532
Non-cash interest expense	324	273
Deferred income tax expense and other	1,831	1,322
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(2,113)	(1,991)
Advances from/to affiliates	302	34
Other current and noncurrent assets	1,565	1,394
Other current and noncurrent liabilities	1,411	(2,136)
Deferred revenue and deposits, current portion	1,315	1,225
Net cash provided by operating activities	57,541	48,998
Cash flows from investing activities:
Purchases of property, equipment and software	(2,066)	(1,017)
Proceeds from sale of property and equipment	17	2
Capitalization of trademark costs	(61)	(91)
Disposition	20	—
Cost to sell assets	(71)	—
Net cash used in investing activities	(2,161)	(1,106)
Cash flows from financing activities:
Payments on debt	(8,880)	(16,278)
Capitalized debt amendment costs	(555)	—
Distributions paid to non-controlling unitholders	(38,813)	(18,881)
Dividends paid to Class A common stockholders	(22,454)	(2,173)
Payments on capital lease obligations	(237)	(156)
Proceeds from exercise of stock options	2,032	54
Excess tax benefit realized on exercise of stock options and delivery of vested restricted stock units	2,411	179
Cancellation of vested restricted stock units for required tax withholding	(120)	(818)
Net cash used in financing activities	(66,616)	(38,073)
Effect of exchange rate changes on cash	(593)	(66)
Net (decrease) increase in cash and cash equivalents	(11,829)	9,753
Cash and cash equivalents, beginning of year	107,199	88,375
Cash and cash equivalents, end of period	$95,370	$98,128
Supplemental disclosures of cash flow information:
Cash paid for interest and debt amendment costs	$7,126	$6,692
Cash paid for income taxes	4,052	6,824
Schedule of non-cash investing and financing activities:
Note receivable received as consideration for sale of brokerage operations assets	$430	$—
Capital leases for property and equipment	412	18
Increase in accounts payable for capitalization of trademark costs and purchases of property, equipment and software	381	155

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)
					As of
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2014	2014	2014	2014	2013
Agent Count:
U.S.
Company-owned regions	37,146	36,545	35,845	35,299	35,377	34,686	33,911	33,416
Independent regions	22,633	22,459	22,100	21,806	21,804	21,576	21,375	21,075
U.S. Total	59,779	59,004	57,945	57,105	57,181	56,262	55,286	54,491
Canada
Company-owned regions	6,512	6,440	6,327	6,261	6,258	6,212	6,117	6,084
Independent regions	12,994	12,992	12,834	12,779	12,849	12,818	12,852	12,838
Canada Total	19,506	19,432	19,161	19,040	19,107	19,030	18,969	18,922
Outside U.S. and Canada
Company-owned regions (1)	—	—	—	328	312	301	323	338
Independent regions (1)	24,206	23,467	22,849	21,537	21,047	20,496	19,807	19,477
Outside U.S. and Canada Total	24,206	23,467	22,849	21,865	21,359	20,797	20,130	19,815
Total	103,491	101,903	99,955	98,010	97,647	96,089	94,385	93,228
Net change in agent count compared to the prior period	1,588	1,948	1,945	363	1,558	1,704	1,157	1,157

(1)

As of September 30, 2015, June 30, 2015, and March 31, 2015, Independent Regions outside of the U.S. and Canada include 328 agents in the Caribbean and Central America regions which converted from Company-owned Regions to Independent Regions in connection with the divestiture of the Caribbean and Central America regions on December 31, 2014.

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (Amounts in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$15,193	$14,055	$40,381	$36,362
Depreciation and amortization	3,765	3,767	11,384	11,517
Interest expense	2,338	2,255	7,448	7,007
Interest income	(36)	(58)	(136)	(205)
Provision for income taxes	3,277	3,116	8,882	8,130
EBITDA	24,537	23,135	67,959	62,811
Gain on sale or disposition of assets and sublease (2)	(66)	(52)	(773)	(277)
Loss on early extinguishment of debt (3)	-	-	94	178
Non-cash straight-line rent expense (4)	201	197	681	614
Non-recurring severance and other related expenses (5)	443	-	1,482	-
Acquisition integration and professional fees expense (6)	-	87	77	150
Adjusted EBITDA	$25,115	$23,367	$69,520	$63,476
Adjusted EBITDA Margin	55.7%	52.8%	52.0%	49.4%

FX impact on Adjusted EBITDA (7)
Foreign currency transaction losses	$201	$811	$1,585	$504
FX impact on operating income	1,109	266	2,617	855
Adjusted EBITDA adjusted for FX	$26,425	$24,444	$73,722	$64,835
Adjusted EBITDA Margin adjusted for FX (8)	57.1%	54.9%	54.0%	50.1%

(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the nine months ended September 30, 2015 and 2014.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)

Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three and nine months ended September 30, 2015 as a result of the retirement of the Company's former Chief Executive Officer on December 31, 2014 and subsequent organizational changes implemented during 2015, and the retirement of the Company's former President on August 19, 2015.

(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(7)

As compared to the prior year on a constant currency basis. Numbers reflect FX impact primarily from Canadian operations which accounts for the majority of the total FX related impact on revenue generated from operations outside the U.S.

(8)

Revenue adjusted for the impact of foreign exchange and used to calculate the Adjusted EBITDA margin adjusted for FX is equal to $46.3 million and $44.5 million for the third quarter of 2015 and 2014, respectively, and $136.5 million and $129.4 million for the nine months ended September 30, 2015 and 2014, respectively.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share(1) (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$15,193	$14,055	$40,381	$36,362
Amortization of franchise agreements	3,391	3,391	10,174	10,174
Provision for income taxes	3,277	3,116	8,882	8,130
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(66)	(52)	(773)	(277)
Loss on early extinguishment of debt (3)	—	—	94	178
Non-cash straight-line rent expense (4)	201	197	681	614
Non-recurring severance and other related expenses (5)	443	—	1,482	—
Acquisition integration and professional fees expense (6)	—	87	77	150
Adjusted pre-tax net income	22,439	20,794	60,998	55,331
Less: Provision for income taxes at 38%	(8,527)	(7,902)	(23,179)	(21,026)
Adjusted net income	$13,912	$12,892	$37,819	$34,305

Total basic pro forma shares outstanding	30,068,290	29,314,269	29,862,148	29,328,338
Total diluted pro forma shares outstanding	30,155,348	29,963,610	30,050,263	29,969,760

Adjusted net income basic earnings per share:	$0.46	$0.44	$1.27	$1.17
Adjusted net income diluted earnings per share:	$0.46	$0.43	$1.26	$1.14

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the nine months ended September 30, 2015 and 2014.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)

Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three and nine months ended September 30, 2015, as a result of the retirement of the Company's former Chief Executive Officer on December 31, 2014 and subsequent organizational changes implemented during 2015, and the retirement of the Company's former President on August 19, 2015.

(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,333,690	11,579,669	12,127,548	11,593,738
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600	17,734,600	17,734,600
Total basic pro forma weighted average shares outstanding	30,068,290	29,314,269	29,862,148	29,328,338

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,333,690	11,579,669	12,127,548	11,593,738
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600	17,734,600	17,734,600
Dilutive effect of stock options(1)	51,171	590,285	163,777	590,736
Dilutive effect of unvested restricted stock units(1)	35,887	59,056	24,338	50,686
Total diluted pro forma weighted average shares outstanding	30,155,348	29,963,610	30,050,263	29,969,760

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and Adjusted net income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the Company's condensed consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that the Company does not consider representative of the Company's ongoing operating performance: loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses and acquisition integration and professional fees expense. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to no longer adjust for recurring equity-based compensation expense. Adjusted EBITDA in prior periods has been revised to reflect this change for consistency of presentation. During the fourth quarter of 2014, the Company revised its definition of Adjusted EBITDA to adjust for non-recurring severance and other related expenses. Prior to such time, the Company had not incurred any of these types of expenses.

RE/MAX defines Adjusted net income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, the GAAP provision for income taxes, loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses, and acquisition integration and professional fees expense, but reflects a provision for income taxes as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income tax rates. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted net income omit certain non-cash items and other non-recurring cash charges or other items, the Company feels that these metrics are less susceptible to variances that affect the Company's operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted net income because it believes the metrics are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provide greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of its business.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing the results the Company reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  Adjusted EBITDA does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  Adjusted EBITDA and Adjusted net income do not reflect the cash requirements to pay dividends to shareholders of the Company's Class A common stock and tax and other cash distributions to non-controlling unitholders;
  Adjusted EBITDA and Adjusted net income do not reflect the cash requirements to pay RIHI, Inc. and Oberndorf Investments LLC pursuant to the tax receivable agreements entered into at the time of the IPO; and
  other companies may calculate these measures differently, so they may not be comparable.

With respect to the Company's outlook with respect to Adjusted EBITDA margin for the fourth quarter and the full fiscal year 2015, the Company is not able to provide a reconciliation of this non-GAAP financial measure to U.S. GAAP because it does not provide specific guidance for the various reconciling non-cash items and other non-recurring cash and non-cash charges, such as loss or gain on sale or disposition of assets and sublease and loss on early extinguishment of debt, among others. Certain items that impact these measures have not yet occurred, are out of the Company's control or cannot be reasonably predicted, and as a result, reconciliation of these non-GAAP guidance measures to U.S. GAAP is not available without unreasonable effort.

CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com, or Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com